VIA EDGAR March 16, 2017 Barbara C. Jacobs Assistant Director Office of Information Technologies and Services U.S. Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549

Re:	Mobodexter, Inc. Offering Statement on Form 1-A Filed January 25, 2017 File No. 024-10670

Dear Mrs. Jacobs ,

Regarding Mobodexter, Inc. (the “Company”), we are responding to the Staff’s comment letter (the “Comment Letter”), dated March 15, 2017, regarding the Company’s Form 1-A filed on February 28, 2017 to the Offering Statement on Form 1-A.

The Offering, page 7

1. We note your revised disclosure that there are 19,476,812 shares of common stock outstanding. However, the total number of shares of Class “A” and Class “B” common stock outstanding appears to be 20,000,000. Please reconcile or advise.

Security Ownership of Management and Certain Security Holders, page 32

2. Please revise your beneficial ownership table to reflect that the two executive officers will each own 50% of the Class “B” shares and clearly distinguish the ownership percentages of the two classes of common stock.

Response:

1-Revised and reconciled on page 7 and throughout.

2-Revised and amended. On page 32; we have clearly distinguished the ownership of the two classes of shares in the beneficial ownership table and in the notes below.

We would appreciate your prompt attention to this letter. Please do not hesitate to contact the undersigned at (201) 281-2211 if you have any questions or comments regarding this letter.

Very truly yours,

/s/ Andy Altahawi

Andy Altahawi

Adamson Brothers Corp.